Exhibit 99.1

Arcadia Biosciences (RKDA) Announces First Quarter 2023

Financial Results from Operations and Business Highlights

– Significant improvement in gross profit dollars compared to last year –

– GoodWheatTM pasta named “Best New Product” by Retail Dietitians Business Alliance –

DAVIS, Calif. (May 11, 2023) – Arcadia Biosciences, Inc.® (Nasdaq: RKDA), a producer and marketer of innovative, plant-based health and wellness products, today released its financial and business results for the first quarter of 2023.

“We continue to focus on growing high quality revenue streams, as we closely manage resources,” said Stan Jacot, president and CEO. “And the impact of this focus is clearly seen in our Q1 results, with notable improvements in gross profit dollars and operating expenses compared to last year.”

The company is also supporting expansion of GoodWheatTM pasta brand. “Less than one year after launch, we believe we have only begun to see the potential of our GoodWheat pasta with expanding store count, improving velocity and award-winning product performance.”

In addition to receiving the American Heart Association’s Heart Check Certification earlier this year, GoodWheat pasta was recently named the “Best New Product” by the Retail Dietitians Business Alliance, a network of registered dietitians serving over 1,000 retailer-employed dietitians throughout the US and Canada.

Jacot provided an update on Project Greenfield, Arcadia’s 3-year plan to drive shareholder value, including GoodWheat’s retail expansion, driving growth of core brands and partnerships, as well as maintaining an agile organization to cultivate next generation wellness products. “As we enter the second year of Project Greenfield, our plans include category expansion for our proprietary GoodWheat technology, through both innovation and acquisition. Along with channel expansion and innovations in Zola®coconut water, these plans present opportunities for substantial growth in revenue and gross profit dollars.”

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2023	2022	Favorable / (Unfavorable)
			$	%
Total revenues	1,509	3,220	(1,711)	(53)%
Total operating expenses	5,557	7,843	2,286	29%
Loss from operations	(4,048)	(4,623)	575	12%

More detailed financial statements are included in the Form 8-K filed today, available in the Investors section of the company’s website under SEC Filings.

Revenues

In the first quarter of 2023, revenues were $1.5 million compared to revenues of $3.2 million during the same period in 2022. Revenues in the first quarter of 2022 included $1.8 million in sales of grain and body care products that are no longer part of the Arcadia product portfolio.

Operating Expenses

In the first quarter of 2023, operating expenses were $5.6 million compared to $7.8 million in the first quarter of 2022.

Cost of revenues was $825,000 in the first quarter of 2023 compared to $3.5 million during the same period in 2022, resulting in an improvement of $922,000 in gross profit. Cost of revenues in the first quarter of 2022 included grain sold at cost, low-margin body care product sales and higher inventory write-downs.

Research and development (R&D) spending decreased by $36,000 in the first quarter of 2023 compared to the first quarter of 2022. The decrease was driven by the company’s continued focus on commercialization, which has led to lower R&D employee-related expenses and activity costs.

Selling, general and administrative costs for the first quarter of 2023 were $43,000 higher than in the first quarter of 2022 despite a 43% increase in marketing expenses in 2023.

Complete financial statements for the first quarter of 2023 will be available next week when the company files its Quarterly Report on Form 10-Q. Due to the complexity of the company’s March 2023 private placement financing, the impact of that financing on the net loss is still under review.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today, May 11, to discuss first-quarter results and key strategic achievements. Interested participants can join the conference call using the following options:

•
An audio-only webcast of the conference call will be available in the Investors section of Arcadia’s website.
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To join the live call, please register here, and a dial-in number and unique PIN will be provided.

Following completion of the call, a recorded replay will be available on the company’s investor website.

About Arcadia Biosciences, Inc.

Since 2002, Arcadia Biosciences (Nasdaq: RKDA) has been innovating crops to provide high-value, healthy ingredients to meet consumer demands for healthier choices. With its roots in agricultural innovation, Arcadia cultivates next-generation wellness products that make every body feel good, inside and out. The company’s food, beverage and body care products include GoodWheat™, Zola® coconut water, ProVault™ topical pain relief and SoulSpring™ bath and body care. For more information, visit www.arcadiabio.com.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to the company’s growth, retail expansion, financial performance and commercialization of products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ and affiliates’ ability to successfully develop and sell commercial products incorporating its traits and to complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business; the growth of the global wheat market; our ability to continue to make acquisitions and execute on divestitures in accordance with our business strategy or effectively manage the growth from acquisitions; and the company’s future capital requirements and ability to satisfy its capital needs. Further information regarding these and other factors that could affect the company’s financial results is included in filings the company makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” and additional information set forth in its Form 10-K for the year ended December 31, 2022, and other filings. These forward-looking statements speak only as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

Arcadia Biosciences Contact:

T.J. Schaefer

ir@arcadiabio.com

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